EXHIBIT 99.1

Conquest Petroleum Incorporated Announces New Member of Board of Directors

THE WOODLANDS, Texas, Sept. 15, 2009 (GLOBE NEWSWIRE) -- Conquest Petroleum Incorporated (OTCBB:CQPT), an independent oil & gas company headquartered in Houston, Texas, announces the election of one new board member to its board of directors: Ann M. Thomas, President of Killian Capital Group.

"We are honored to have Ms. Thomas take a leadership role on the board," said Conquest's CEO Robert D. Johnson. "Her experience and knowledge will contribute greatly to Board of Directors of Conquest Petroleum Incorporated."

Ann M. Thomas, is President of Killian Capital Group with offices in Texas and New York City. Ms. Thomas began her career as the first female management trainee recruited by Conoco, headquartered in Houston, into the multiple phases of the oil and gas industry. She later joined Azmi Corporation where she managed a U.S. subsidiary of a Saudi Arabian company, based in Houston for the purpose of investing in oil and gas reserves in the USA. Subsequently, Ms. Thomas joined Salomon Smith Barney where as Vice President, she initiated the company's first institutional energy risk management department, headquartered in New York City. Ms. Thomas served as Investment Officer of Sedona Industries. In addition to managing a diversified portfolio, an internal fund was created and run by Killian Capital Corp., a CTA (Commodity Trading Advisor), with Ann Thomas as President, registered with the CFTC since November, 1994. The fund's strategy focused on investing in energy specific instruments based on global fundamental analysis, disciplined by a proprietary, quantitative model for entry and exit levels. Killian Capital Corp's portfolio construction consists of futures and options on crude oil, heating oil, gasoline, and natural gas as well as conventional and alternative energy related equities and ETF's.

"We are delighted to welcome our new board member," Johnson, board chairman states.

This press release may contain certain "forward-looking statements" with respect to Conquest Petroleum's expectations and plans, strategy, management's objectives, future performance, costs, revenues, earnings and other trend information. It is important to note that Conquest Petroleum's actual results in the future could differ materially from those anticipated in forward-looking statements depending on various important factors. Please refer to the documents that Conquest Petroleum has filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, including Conquest Petroleum's most recent annual report for a discussion of certain of these factors.

All forward-looking statements in this press release are based on information available to Conquest Petroleum on the date hereof. All written or oral forward-looking statements attributable to Conquest Petroleum, any Conquest Petroleum employees or representatives acting on Conquest Petroleum's behalf are expressly qualified in their entirety by the factors referred to above. Conquest Petroleum does not intend to update these forward-looking statements.

CONTACT:  Capital Group Communications, Inc.
          Richard Carpenter, VP Investor Relations
          415-332-7200